Citadel Computer Systems





                                             December 11, 1995



          Mr. Gil Gertner
          Citadel Computer Systems, Inc.
          2950 North Loop West, Suite 1080
          Houston, Texas 77092

               Re:  Options to purchase stock

          Dear Gil:

               In consideration of your past performance here at Citadel, this letter serves as written confirmation that Citadel hereby grants you an option to purchase six hundred fifty thousand (650,000) shares of Citadel common stock, at an exercise price of $2 per share, under the same terms and conditions with regard to any anti-dilution and dividend provision(s) contained in Citadel's six hundred and fifty thousand (650,000) Bridge Warrants previously placed by Janssen-Meyers. This option is exercisable immediately and has a term of five (5) years. If Citadel goes public or merges with another public company, Citadel will use its best efforts to cause these changes to be registered under the Security Act of 1933 on a Form S8, or another applicable registration if this is not available.

                                             Sincerely,



                                             George Sharp
                                             For the Board of Directors
                                             Citadel Computer Systems, Inc.

          GS/mfs














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